EXHIBIT 5.1

SCHUCHAT, HERZOG & BRENMAN, LLC

September 19, 2008

ADA-ES, Inc.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

Re:	ADA-ES, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ADA-ES, Inc., a Colorado corporation (the “Registrant”), in connection with certain matters relating to the filing of a registration statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to the registration of 909,092 shares (the “Shares”) of the Registrant’s common stock, no par value, to be sold from time to time by the shareholders of the Registrant named under the caption “Selling Shareholders” in the Registration Statement and all amendments thereto.

In connection with rendering this opinion, we have reviewed copies of the following documents relating to the Shares:

1.	the Registration Statement;

2.	the Amended and Restated Articles of Incorporation of the Registrant;

3.	the Amended and Restated Bylaws of the Registrant, as amended to date;

4.	the Subscription Agreements dated August 26, 2008 by and between the Registrant and each of Black River Small Capitalization Fund Ltd., Perella Weinberg Partners Oasis Master Fund L.P. and Black River Commodity Select Fund Ltd.;

5.	the Registration Rights Agreement dated August 26, 2008 by and between the Registrant, Black River Small Capitalization Fund Ltd., Perella Weinberg Partners Oasis Master Fund L.P. and Black River Commodity Select Fund Ltd.;

1900 Wazee Street, Suite 300, Denver, CO 80202  :  Main. 303.295.9700  :  Fax. 303.295.9701  :   www.shblegal.com

ADA-ES, Inc.

September 19, 2008

6.	documents evidencing the actions of the Board of Directors of the Registrant relating to the authorization of the Shares and the transactions contemplated by the Registration Statement; and

7.	such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have: (a) assumed (i) the genuineness of all signatures on all documents reviewed by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

We do not express any opinion with respect to any law other than the corporate laws of the State of Colorado referred to above and the federal laws of the United States of America. Our opinion is rendered only with respect to laws, ordinances, rules, regulations and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

Very truly yours,

/s/ Schuchat, Herzog & Brenman, LLC

Schuchat, Herzog & Brenman, LLC